Exhibit No. ____


                       PURCHASE AND SALE AGREEMENT

     THIS PURCHASE AND SALE AGREEMENT (this "Agreement") made as of the Effective Date (as hereinafter defined), by and between FLORIDA ROCK PROPERTIES, INC., a Florida corporation, the address of which for notices hereunder is P. O. Box 45243, Jacksonville, Florida 32232 ("Seller") and FLORIDA ROCK INDUSTRIES, INC., a Florida corporation, the address of which for notices hereunder is P. O. Box 4667, Jacksonville, Florida 32201-4667 ("Buyer").

                          W I T N E S S E T H:

     WHEREAS, Seller is the owner of certain real property located in Sections 25, 26 and 35 Township 53 S Range 39 East, Dade County, Florida, more particularly described on Exhibit A attached hereto, consisting of approximately 935 acres principally composed of mined-out lakes, mitigation areas, approximately 144.6 acres of mineable lands and approximately
32.5 acres of land for railroad tracks and roads, all of which is leased by Seller to Buyer under the Mining Lease as defined below.

     WHEREAS, Seller desires to sell to Buyer and Buyer desires to purchase from Seller all of Seller's right, title and interest in and to said land with all improvements thereon, as hereinafter more particularly described, and at closing the parties desire to terminate the Mining Lease, all on the terms and subject to the conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged by Seller, and the respective undertakings of the parties hereinafter set forth, the undersigned agree as follows:

     1. DEFINITIONS. In addition to any other terms defined by this Agreement, each of the following defined terms, when used in this Agreement with an initial capital letter or initial capital letters, shall have the meaning ascribed by this Article 1:

          1.1. "Agreement" means this Purchase and Sale Agreement between Seller and Buyer concerning the purchase and sale of the real property described on Exhibit A attached hereto.

          1.2. "Closing" means the consummation of the purchase and sale contemplated by this Agreement.

          1.3. "Earnest Money" means the cash to be deposited by Buyer with Seller as earnest money as provided in Section 4.1 hereof. The term "Earnest Money" includes all interest or income earned on the Earnest Money, if any.

          1.4. "Effective Date" means when this Agreement is fully executed, the last date of execution by a party to this Agreement, the date of each party's execution being set forth after each party's signature below.

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          1.5. Intentionally Deleted.

          1.6. "Improvements" means any improvements located on the land described on Exhibit A.

          1.7 "Land" means that certain tract or parcel of real property located in Dade County, Florida, and containing approximately 935 acres in the aggregate, as more particularly described in Exhibit A attached hereto and by this reference made a part hereof, together with all of Seller's right, title and interest in and to all appurtenances, rights, easements, tenements, and hereditaments incident thereto.

          1.8. "Mining Lease" means that certain Mining Lease Agreement dated April 1, 1986 between Florida Rock Properties, Inc., as Landlord, and Florida Rock Industries, Inc., as Tenant, pursuant to which Buyer currently leases the Land from Seller.

          1.9. "Property" means collectively, the Real Property.

          1.10. "Real Property" means collectively, the Land and the Improvements.

     2.   SALE AND PURCHASE OF PROPERTY AND TERMINATION OF MINING
LEASE.

      On the terms and conditions hereinafter set forth, Seller shall sell the Property to Buyer and Buyer shall purchase the Property from Seller, and simultaneously with the closing of the sale, the parties shall terminate the Mining Lease.

     3.   PURCHASE PRICE.

          3.1. Purchase Price. The purchase price for the Property shall be $1,628,231.00 (the "Purchase Price"). Buyer shall be entitled to a credit against the Purchase Price in the amount of $4,500.00 previously paid to purchase an isolated lot owned by Seller which otherwise would have been included in this transaction. The Purchase Price, as adjusted for credits provided herein and to reflect any prorations and other adjustments provided for herein, shall be paid by Buyer to Seller at the Closing. As part of the consideration for the conveyance of the Property, the rights and obligations of the parties under the Mining Lease shall be terminated at Closing without the payment or refund of any additional fees, royalties or costs; and the Mining Lease shall be no longer effective.

          3.2 Condition. Seller agrees to deliver the Property in its PRESENT "AS IS" CONDITION with no representations or warranties on the part of Seller except as otherwise specifically set forth in this Agreement. Buyer will have the opportunity to inspect the Property and HAS NOT RELIED UPON ANY REPRESENTATIONS
MADE BY Seller in describing the Property, and Buyer accepts the Property in its PRESENT, AS IS CONDITION.
Buyer acknowledges and agrees that Buyer has caused its engineers, surveyors, and other professionals as may be deemed necessary in Buyer's opinion to investigate the Property before making its decision to purchase the Property.

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     4.   EARNEST MONEY.

          4.1. Earnest Money. Within three (3) business day after the Effective Date of this Agreement, Buyer shall deposit cash or readily available funds with Seller in the amount of Forty Five Thousand and No/100 Dollars ($45,000.00) as the Earnest Money hereunder. The Earnest Money shall be refunded to Buyer only in those circumstances where this Agreement provides for a refund of the Earnest Money, to the extent provided herein. The Earnest Money will be held by Seller in the terms set forth in this Agreement for the mutual benefit of the parties to this Agreement. The Earnest Money may be commingled with other funds of Seller in Seller's sole discretion. Buyer shall not be entitled to interest on the Earnest Money.

          4.2. Application of Earnest Money. At the Closing, the Earnest Money shall be applied and credited toward payment of the Purchase Price. If the Closing does not occur, the Earnest Money shall be retained by Seller or refunded to Buyer, as provided in the relevant provisions of this Agreement. Notwithstanding any provision of this Agreement to the contrary, if under the applicable provisions of this Agreement, Seller shall nonetheless retain Fifty and No/100 Dollars ($50.00) of the Earnest Money as Seller's consideration for this Agreement and the balance of the Earnest Money shall be refunded to Buyer.

     5.   CLOSING.

          5.1. Time and Place of Closing. If the conditions precedent to Closing as set forth herein have been fulfilled, the Closing shall occur on a mutually agreeable date, but not later than December 15, 2003, (the "Closing Date") at such location in Jacksonville, Florida as is agreed upon by Buyer and Seller.

          5.2. Deliveries at Closing. At the Closing, the following items are to be delivered:

               5.2.1. Items to be Delivered by Seller. Seller shall deliver to Buyer:

               5.2.1.1. Deed. A duly executed, witnessed and notarized Special Warranty Deed ("Deed") in favor of Buyer conveying the Real Property, free and clear of liens, encumbrances or other title matters created or arising during Seller's ownership of the Real Property (and not caused as a result of an act or omission of Buyer).

               5.2.1.2.  Seller's Affidavit.   An affidavit dated
as of the Closing Date, addressed to Buyer and Buyer's title insurer, duly executed on behalf of Seller by a duly authorized officer of Seller, sufficient to any title insurance underwriter issuing the title commitment to delete the standard gap exception, and the standard exceptions for parties in possession and mechanics' liens.

               5.2.1.3. Certificate of Non-Foreign Status. A certificate dated as of the Closing Date, addressed to Buyer, duly executed by Seller, stating that Seller is not a foreign person within the meaning in Section 1445 of the Internal Revenue Code.

               5.2.1.4.  Evidence of Authority. Evidence that
Seller has the requisite power and authority to execute, deliver and perform under this Agreement and all closing


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documents to be signed by Seller.  Additionally, Seller shall provide evidence of authority and good standing of Seller, including a certified copy (in recordable form) of a corporate resolution of Seller authorizing the person signing the Deed to do so.

          5.2.2. Items to be Delivered by Buyer. Buyer shall deliver to Seller the net Purchase Price in the amount at the time and in the manner specified in Article 3 on the Closing Date (less credit for the Earnest Money and other credits provided herein, and adjusted for any prorations as provided herein).

          5.2.3. Items to be Jointly Delivered by Seller and Buyer. Buyer and Seller shall jointly deliver to one another at Closing (i) a Closing Statement, duly executed by Seller and Buyer, setting forth the prorations and other adjustments provided for herein, the disbursement of the sales proceeds, and such other matters as Seller and Buyer shall mutually deem appropriate, and (ii) a written Termination and Release of the Mining Lease.

     5.3. Closing Costs. Buyer and Seller shall each pay one-half the costs of the following at closing: documentary stamp tax due on deed; recording costs; closing attorneys fee (including preparation of this Agreement and all required closing documents, and settlement of closing transaction.). If Buyer elects to obtain title insurance or a survey of the Property, Buyer shall pay all costs thereof.

     5.4. Adjustments and Prorations. Real estate taxes have been the responsibility of Buyer to pay pursuant to the Mining Lease. Accordingly, real estate taxes will not be prorated at Closing and Buyer shall have the responsibility to pay the same for the year 2003 and all prior years during the term of the Mining Lease. All special assessments against the Property which are due and payable prior to Closing, if any, shall be paid by Seller at Closing.

     6.   TITLE EXAMINATION AND OBJECTIONS; FAILURE TO CLOSE.

          6.1. Title Examination and Survey. Prior to Closing, Buyer, at its option may obtain a title insurance commitment to insure transfer of title to Buyer in the amount of the Purchase Price, subject only to the matters set forth in Exhibit B attached hereto which were matters affecting the Property at the time of its conveyance to Seller (the "Permitted Exceptions"), and real property taxes which are the obligation of Buyer under the Mining Lease. Buyer shall have until Closing Date to examine Seller's title to the Real Property, to cause a survey of the Real Property to be made, if Buyer elects, and to furnish Seller with a written statement of defects shown by the title insurance commitment or the survey. Buyer shall also have until the Closing Date the right to update the title search, and to update the survey, and to give Seller written notice of any new title objections appearing of record between the effective date of the initial commitment or the date of the survey and the Closing Date. If Buyer furnishes the aforesaid written notice or notices within the permitted time, Seller shall have until the earlier of the Closing Date or ten (10) days after receipt thereof in which to indicate to Buyer which of the title objections raised by Buyer Seller will cure and those which it declines to cure; provided, however, Seller must cure all monetary encumbrances affecting title to the real property as a result of any act or omission of Seller such as security deeds, mortgages, judgment liens, liens for materialmen or mechanics resulting from any work undertaken by Seller, but not taxes, which are the responsibility of Buyer under the Mining Lease. Seller shall have until the Closing Date

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

the right, but not the obligation (except for those items Seller expressly elects in writing to cure and all monetary encumbrances), to satisfy or cure all title objections of which it was timely notified by Buyer; provided, however, that Seller, upon written notice to Buyer, may postpone the Closing by ten (10) days in order that such title objections might be cured.

          6.2. Failure to Cure Title Objections. Should Seller fail to satisfy or cure all such title objections by the Closing Date, as postponed, if appropriate, then Buyer shall have as its sole right and remedy, at Buyer's election to be made on or before the Closing Date, (i) in the case of an uncured monetary encumbrance, to proceed to close the purchase of the Property with such portion of the Purchase Price as is necessary being used to satisfy the monetary encumbrances; or (ii) to terminate this Agreement and thereupon be entitled to a refund of the Earnest Money from Escrow Agent; or (iii) to waive those title objections which Seller failed to satisfy or cure and proceed to close the sale of the Property contemplated herein and accept the Real Property subject to such title objections with no reduction in the Purchase Price, except as required to satisfy monetary encumbrances as described in clause (i) above. Notwithstanding anything contained in this Article 6, if Seller's failure to convey marketable and insurable title to the Property subject only to title conditions existing prior to Seller taking title to the Property results from a willful act or omission of Seller in default of its obligations hereunder, Buyer shall be entitled to all remedies available to Buyer under Section 13.1.

     7.   REAL PROPERTY DOCUMENTS.

          7.1. Property Documents. On or before five (5) business days after the Effective Date, Seller shall deliver or make available to Buyer for review and inspection copies of all tests, surveys, soil tests, geotechnical reports, environmental reports, title policies or commitments, traffic studies, concurrency information, plans, permits or any other information in Seller's possession with respect to the Property and will disclose to Buyer any commitments (such as leases, options or rights of first refusal) which Seller has with respect to the Property. If the transaction contemplated herein fails to close for any reason whatsoever, Buyer shall return to Seller all of the documents which Seller has delivered to Buyer.

     8. REPRESENTATIONS AND WARRANTIES OF SELLER. Seller represents and warrants to Buyer the following:

          8.1. Due Authorization. Seller represents that it is a corporation, validly existing under the laws of the State of Florida. Seller has full power and authority to execute and deliver this Agreement and all other documents executed and delivered, or to be executed and delivered, by it (contemporaneously herewith or at the Closing) in connection with the transactions described herein and to perform all of its obligations arising under this Agreement and such other documents. All consents required to effect this transaction have been obtained or will be obtained prior to Closing. The parties executing this Agreement and such other documents on behalf of Buyer have authority to bind Buyer hereunder and thereunder. The execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated hereby will not violate any provision of the Seller's organizational documents or result in the creation of any lien, charge, claim or encumbrance on any part of the Property.


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          8.2. Compliance.   Seller has not received any notice
that the Real Property is in violation of any law, ordinance, regulation, or governmental requirement, including, without limitation, matters relating to zoning, construction, fire protection, environmental requirements, building code, health code, housing code, subdivision ordinance, traffic, flood control, fire safety or the use and operation of the Real Property, and no order, directive, complaint, request for information or other communication as been made or issued to Seller by any governmental authority with respect to any such alleged violation in connection with the Property.

          8.3. Condemnation. Seller has received no notice from any public authority, of any eminent domain, condemnation proceeding or intention to take or condemn the Property or any part thereof.

          8.4. Legal Proceedings. There is no legal action, suit or other legal, administrative or governmental proceeding pending or to the best of Seller's knowledge, threatened against or relating to the Seller or the Property, the result of which would have an adverse effect on the Property or Seller's ability to perform its obligations hereunder.

          8.5. Special Assessments. Seller has received no notice that any portion of the Property is subject to or affected by any special assessments or obligations for roads or other improvements.

          8.6. Contracts. Other than the Mining Lease, Seller has entered into no contracts, service contracts, leases or other obligations regarding the use, operation or maintenance of the Real Property that cannot be terminated on thirty (30) days notice..

          8.7. Survival. The representations and warranties of Seller contained in this Article 8 shall survive Closing for a period of one year.

     9.   REPRESENTATIONS, WARRANTIES, AND COVENANTS OF BUYER.
Buyer represents and warrants to Seller, as follows:

          9.1. Due Authorization. Buyer has full power and authority to execute and deliver this Agreement and all other documents executed and delivered, or to be executed and delivered, by it (contemporaneously herewith or at the Closing) in connection with the transactions described herein and to perform all of its obligations arising under this Agreement and such other documents. All consents required for Buyer to effect this transaction have been obtained or will be obtained prior to Closing.

          9.2. Survival. The representations and warranties of Seller contained in this Article 9 shall survive Closing for a period of one year.

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

     10.  CONDITIONS.

          10.1. Buyer's Conditions. In addition to any other conditions provided in this Agreement, Buyer's obligation to purchase the Property pursuant to this Agreement is subject to the satisfaction of each of the following conditions at or prior to the Closing Date.

               10.1.1. Seller's Performance. Seller shall have complied with and performed all of its obligations and covenants set forth in this Agreement.

               10.1.2.  Seller's Execution and Delivery.  On or
before the Closing Date, Seller shall have executed and delivered all documents required to be delivered by Seller pursuant to the terms of this Agreement.

               10.1.3. Representations and Warranties. All of the representations and warranties made by Seller in Article 8 shall be true correct at and as of the Closing Date though such representations and warranties were made both at and as of the Effective Date and at and as of the Closing Date.

               10.1.4. Buyer's Benefit. The contingencies set forth in this Section 10.1. are for the sole benefit of Buyer, and Buyer may elect to waive any such contingency reserved for its benefit and proceed to consummate the transaction contemplated hereby. If Buyer accepts the Deed to the Real Property, Buyer shall be deemed to have satisfied or waived each of the conditions to Buyer's obligations under this Agreement.
If any of the other conditions set forth in Subsection 10.1.1. or
10.1.2. have not been satisfied, or if the condition set forth in Subsection 10.1.3. has not been satisfied due to Seller's default, Buyer shall be entitled to pursue its remedies hereunder as provided in Section 13.1.

          10.2. Seller's Conditions. In addition to any other conditions provided in this Agreement, Seller's obligation to sell the Property is subject to the satisfaction of each of the following conditions:

               10.2.1.  Buyer's Performance.  Buyer shall have
complied with and performed all of its obligations and covenants set forth in this Agreement; and

               10.2.2. Buyer's Execution and Delivery. On or before the Closing Date, Buyer shall have executed and delivered all documents required to be delivered by Buyer pursuant to the terms of this Agreement, and shall have paid the Purchase Price in the manner set forth in Article 3.

               10.2.3. Seller's Benefit. The contingencies set forth in this Section 10.2. are for the sole benefit of Seller, and Seller may elect to waive any such contingency reserved for its benefit and proceed to consummate the transaction contemplated hereby. If Seller accepts payment of the amounts provided in Subsection 10.2.2., Seller shall be deemed to have satisfied or waived each of the conditions to Seller's obligations under this Agreement. If any contingency set forth in Subsections 10.2.1. or 10.2.2. has not been satisfied or waived within the required time period, Seller shall be entitled to pursue its remedies hereunder as provided in Section 13.2.

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     11.  FIRE AND CASUALTY.  Seller shall bear the risk of loss of the Property until Closing. If the Property is the subject of a loss, Buyer shall have the right, at its sole option, to terminate this Agreement. If Buyer terminates this Agreement pursuant to this Section then Buyer shall receive a refund of the Earnest Money from Escrow Agent and this Agreement shall terminate and the parties hereto shall have no further rights or obligations hereunder. If Buyer does not terminate this Agreement, the proceeds of any insurance with respect to the Property paid between the date of this Agreement and the Closing Date, and the amount of any deductible applicable to the claim, shall be paid to Buyer at the time of Closing and all unpaid claims and rights in connection with the property damage to the Property shall be assigned to Buyer at Closing without in any manner affecting the Purchase Price.

     12. EMINENT DOMAIN. In the event of taking by condemnation or eminent domain proceedings of any portion of the Property prior to the Closing Date, Seller shall promptly give written notice thereof to Buyer and Buyer shall have the right, at its sole option, of terminating this Agreement by written notice given to Seller on or before the earlier to occur of the Closing Date or the tenth (10th) business day following receipt of such notice. If Buyer so terminates this Agreement, then Buyer shall receive a refund of the Earnest Money from Escrow Agent and this Agreement shall terminate and the parties hereto shall have no further rights or obligations hereunder. If Buyer does not terminate the Agreement pursuant to this Article 12, then Seller shall pay over to Buyer on the Closing Date all monies received or collected by Seller by reason of such taking, and Seller shall further assign and transfer to Buyer all of Seller's right, title and interest of, in and to any awards that have been or may be made for such condemnation or eminent domain proceedings and the additional money that may be payable when the same is and becomes assignable as a matter of law.

     13.  DEFAULT.

          13.1. Seller's Default. If the sale and purchase of the Property contemplated by this Agreement is not consummated on account of the Seller's default hereunder, the Buyer shall have the right to terminate this Agreement by written notice to Seller and receive a full refund of the Earnest Money or, alternatively, the right to seek specific performance of any of Seller's obligations under this Agreement. The foregoing shall be Buyer's sole remedies for Seller's default, and Seller agrees that it shall have no right to sue Buyer for damages for failure to consummate the transaction described herein.

          13.2. Buyer's Default. If the sale and purchase of the Property, contemplated by this Agreement is not consummated because of Buyer's default, then Escrow Agent shall pay over the Earnest Money to Seller, as Seller's sole and exclusive remedy hereunder (except as otherwise provided in Section 7.1 or 14.1), the parties hereto acknowledging that it is impossible to estimate more precisely the damages which might be suffered by Seller upon Buyer's default. Seller's retention of said Earnest Money is intended not as a penalty, but as full liquidated damages, which are otherwise not ascertainable. The right to retain such sums as full liquidated damages is Seller's sole and exclusive remedy in the event of default hereunder by Buyer (other than with respect to claims by Seller arising under Sections 7.1 or 14.1), and Seller hereby waives and releases any right to sue and hereby covenants that it shall not sue Buyer either for specific performance of this Agreement, or to recover actual damages in excess of the Earnest Money.


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     14.  BROKERAGE AND OTHER FEES.

          14.1. Representations Regarding Brokers. Seller and Buyer each represent and warrant to the other that it has not employed, retained, or consulted any broker, agent, or finder in connection with this Agreement or the purchase and sale referred to herein. Seller and Buyer each hereby indemnify and agree to hold the other harmless from and against any and all claims, demands, causes of action, debts, liabilities, judgments and damages (including costs and reasonable attorneys' fees incurred in connection with the enforcement of this indemnity) which may be asserted or recovered against the indemnified party for or on account of any brokerage fee, commission, or other compensation arising by reason of the indemnitor's breach of this representation and warranty.

          14.2.     Survival.  This Article 14 shall survive the
Closing or any termination, cancellation, or rescission of this Agreement.

     15.  MISCELLANEOUS.

          15.1.     Successors and Assigns.   Buyer may not
assign, sell, convey or otherwise transfer any or all its rights under this Agreement without the prior written consent of Seller, except to a corporation, limited partnership, limited liability company or other entity, related to or affiliated with Buyer or any entity resulting from a merger with Buyer. Seller shall not assign, sell, convey, or otherwise transfer any or all of the Property or its rights under this Agreement. No such assignment by Seller or Buyer shall relieve or release the assigning party of any liability hereunder. Notwithstanding the foregoing, either party shall have the right to assign this Agreement as may be reasonably required to consummate a tax deferred exchange under Section 1031 of the Internal Revenue Code, as provided in
Section 15.11 hereof. Subject to the foregoing, this Agreement and the terms and provisions hereof shall inure to the benefit of and be binding upon the successors and assigns of the parties.

          15.2. Waiver, Consent. This Agreement supersedes all prior agreements between the parties hereto with respect thereto. No claim of waiver, modification, consent or acquiescence with respect to any of the provisions of this Agreement shall be made against either party, except on the basis of a written instrument executed by or on behalf of such parties.

          15.3.     Governing Law.  This Agreement shall be
governed by and construed in accordance with the laws of the State of Florida.

          15.4.     Headings.  The headings of the several
articles, sections, and subsections of this Agreement are inserted solely for convenience of reference and are not a part of and are not intended to govern, limit, or aid in the construction of any term or provision hereof.

          15.5. Notices. Any notice, request or other communication (a "notice") required or permitted to be given hereunder shall be in writing and shall be delivered by hand or overnight courier (such as Federal Express) or by facsimile transmission or mailed by Untied States registered or certified mail, return receipt requested, postage prepaid and addressed to each party at its address as set forth below. Any such notice shall be considered given on the date of such hand or courier delivery, deposit with such overnight courier for next business day delivery, or upon transmission by facsimile with confirmation or deposit in the United States mail. By giving

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at least five (5) days' prior written notice thereof, any party may from time to time and at any time change its mailing address hereunder. Any notice of any party may be given by such party's counsel.
The parties respective notice addresses are as follows:

               Buyer:

          Florida Rock Industries, Inc.
          P. O. Box 4667
          Jacksonville, Florida 32201-4667
          Attention: John D. Baker II
          Phone:    (904) 355-1781

               Seller:

          Florida Rock Properties, Inc.
          P. O. Box 45243
               Jacksonville, Florida 32232
          Attention: John E. Anderson
          Phone:    (904) 396-5733

          15.6. Severability. If any provision of this Agreement or the application thereto to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to the other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

          15.7. Counterparts. This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed an original; such counterparts together shall constitute the one agreement.

          15.8. Time is Of the Essence. Time is of the essence of this Agreement; provided, however, that if the time within which any action, consent, approval, or other activity herein contemplated, expires on a Saturday, Sunday, or legal holiday, such time period shall automatically be deemed extended to the first day after the scheduled termination of such time period which is not a Saturday, Sunday, or legal holiday.

          15.9. Delay Not A Waiver. No failure or delay by a party to exercise any right it may have by reason of the default of the other party shall operate as a waiver of default or modification of this Agreement or shall prevent the exercise of any right by the first party while the other party continues to be so in default.

          15.10.    Attorney Fees.   In the event of a breach of
this Agreement by either party, the non-breaching party shall be entitled to recover all costs associated with enforcing this Agreement, including reasonable attorneys' fees and expenses.

          15.11. Exchange. As part of the inducement to each party to enter into this Agreement, each party agrees that the other shall have the right to effectuate this transaction as a tax-deferred exchange in accordance with Section 1031 of the Internal Revenue Code. Accordingly each party agrees to cooperate with the other as required to effectuate an exchange,

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including executing and delivering any and all documents required by the exchange trustee or qualified intermediary; provided however, that the cooperating party shall have no obligation to execute any document, enter any transaction or arrangement or take or omit any other action, if such party determines in its sole discretion that the same would result in any liability, cost or expense to the cooperating party.

     16. TRANSFER OF DRAINAGE RIGHTS. Turnpike Commerce Park LLC is currently the owner of a parcel adjoining Seller's Property, consisting of approximately 64 acres located in the Northeast corner of Section 25, Township 53S, Range 39 East, Dade County Florida (the "Adjoining Parcel"). So long as Buyer or an affiliate of Buyer owns the Property, if Buyer or its affiliate sells or transfers to the owner of the Adjoining Parcel the right to use any lakes on the subject Property for drainage of such Adjoining Parcel, then the net cash proceeds (i.e. the cash proceeds received, net of direct costs incurred by Buyer or its affiliate in connection with such sale such as engineering, permitting, survey, environmental investigation and remediation, legal expense, transfer tax, brokerage fees or any other costs of sale) received by Buyer or its affiliate for such drainage rights shall be paid to Seller. The foregoing rights of Seller to receive any cash proceeds from the sale of drainage rights to benefit the Adjoining Parcel shall automatically terminate as to any portion of the Property which Buyer conveys to a party not affiliated with Buyer. The provisions of this Section 16 specifically shall survive the Closing of the transaction contemplated by this Agreement

     17. INDEMNITY. Buyer shall defend, hold harmless and indemnify Seller from any and all claims, demands, causes of action or liability, costs and expenses (including reasonable attorneys fees and other litigation expenses) arising out of or in connection with Buyer's ownership, occupancy or operation of the Property and improvements subsequent to the date of closing, including without limitation, those arising out of or in connection with hazardous materials, substances or waste or Buyer's failure to comply with applicable federal, state and local environmental laws and regulations. The provisions of this
Section 17 specifically shall survive the closing of the transaction contemplated by this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the dates set forth below.

                                   FLORIDA ROCK PROPERTIES, INC.,
                                   a Florida corporation



                                   By:/s/ David H. deVilliers Jr.
				      ___________________________
                                   Print:  David H. deVilliers Jr.
					  ________________________
                                   Its President
				       ___________________________

                                        Date:  August 25, 2003
					       _________________

                                            "SELLER"

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



                                   FLORIDA ROCK INDUSTRIES, INC.,
                                   a Florida corporation


                                   By:/s/ John D. Baker II
				      _____________________________
                                   Print:  John D. Baker II
					___________________________
                                   Its President/CEO
                                      ________________________________

                                        Date:  July 23, 2003
					       _______________

                                             "BUYER"




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	                             EXHIBIT A
                                     _________

                                  LAND DESCRIPTION

                                     EXHIBIT B
				     _________

                               PERMITTED EXCEPTIONS


					14

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